Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

NIC INC.

ARTICLE I

NAME

The name of the corporation is NIC Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

PERIOD OF DURATION

The Corporation shall exist perpetually unless dissolved in accordance with applicable law.

ARTICLE III

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

ARTICLE IV

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE V

CAPITAL STOCK

Section 1.               Authorized Stock.  The total number of shares of stock which the Corporation has authority to issue is Two Hundred Million (200,000,000) shares of Common Stock, par value $.0001 per share (the “Common Stock”).

Section 2.               Voting Rights.  Except as otherwise provided herein with respect to any class or series of Preferred Stock outstanding at any time, voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock. Except as otherwise provided herein with respect to any class or series of Preferred Stock outstanding at any time, at every meeting of stockholders of the Corporation each holder of

Common Stock shall be entitled to one vote per share on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled, either separately or together as a class with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).

Section 3.               Dividends.  Subject to the rights, powers and preferences applicable to any class or series of Preferred Stock outstanding at any time, the holders of Common Stock shall be entitled to receive dividends when and as declared out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion. Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.

Section 4.               Liquidation.  If any voluntary or involuntary liquidation, dissolution or winding up of the Corporation occurs, then after payment or provision for payment of the debts and other liabilities of the Corporation, subject to the rights, powers and preferences of any class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably to the holders of Common Stock in proportion to the number of shares held by them. Neither the merger nor consolidation of the Corporation, nor the transfer of all or part of its assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4 of ARTICLE V.

Section 5.               No Preemptive Rights; No Cumulative Voting.  Except as may be expressly provided with respect to any class or series of Preferred Stock, no holder of shares of capital stock of any class or series of the Corporation or holder of any security or obligation convertible into shares of capital stock of any class or series of the Corporation shall have any preemptive right whatsoever to subscribe for, purchase or otherwise acquire shares of capital stock of any class or series of the Corporation, whether now or hereafter authorized; provided that this provision shall not (i) prohibit the Corporation from granting, contractually or otherwise, to any such holder, rights similar to preemptive rights entitling such holder to purchase additional securities of the Corporation or (ii) otherwise limit or otherwise modify any rights of any such holder pursuant to any such contract or other agreement. Except as may be expressly provided with respect to any class or series of Preferred Stock, stockholders of the Corporation shall not be entitled to cumulative voting of their shares in elections of directors.

Section 6.               No Action Without a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Notwithstanding the foregoing sentence, the holders of any class or series of Preferred Stock shall be entitled to take action by written consent to such extent, if any, as may be provided herein.

ARTICLE VI

INCORPORATOR

The name and mailing address of the incorporator is as follows:

William F. Bradley, Jr.

25501 West Valley Parkway, Suite 300

Olathe, Kansas 66061

ARTICLE VII

BOARD OF DIRECTORS

Section 1.               General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.               Term.  Subject to any rights of holders of any class or series of Preferred Stock to elect directors under specified circumstances, at each annual meeting of stockholders, the stockholders shall elect directors to hold office for a term expiring at the next succeeding annual meeting of stockholders. Each director shall hold office for the term for which he or she is elected and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Section 3.               Written Ballot. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

Section 4.               Stockholder Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, and subject to any provisions of this Certificate of Incorporation restricting such right, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation.

ARTICLE IX

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE X

INDEMNIFICATION

The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent authorized or permitted by law and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification to employees and agents of the Corporation to the fullest extent authorized or permitted by law. The Corporation may advance expenses (including attorneys’ fees) incurred by an indemnitee in defending any action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding to the fullest extent authorized or permitted by law.

The rights to indemnification conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X shall not adversely affect any rights to indemnification of any indemnitee existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

I, the undersigned, for purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein are true, and I have accordingly hereunto set my hand this 7th day of May, A.D. 2009.

By:	/s/ William F. Bradley, Jr.
Name:	William F. Bradley, Jr.